Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

MEDICAL PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.001 par value	457(c) and 457(h)	16,000,000	$15.99	$255,840,000	0.0000927	$23,716.37
	Total Offering Amount						$23,716.37
	Total Fee Offset						$0
	Net Fee Due						$23,716.37

(1)

The number of shares of common stock, par value $.001 per share (“Common Stock”), of Medical Properties Trust, Inc. (the “Registrant”) stated above consists of additional shares of Common Stock available for issuance under the Medical Properties Trust, Inc. Amended and Restated 2019 Equity Incentive Plan (the “A&R 2019 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. The A&R 2019 Plan was approved by the stockholders of the Registrant on May 26, 2022.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act on the basis of $15.99 per share, the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on August 5, 2022.